Prospectus Supplement No. 3 (to Prospectus dated October 20, 2008)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-152166

1,000,000 Shares

EXELIXIS, INC.

Common Stock

This prospectus supplement supplements the prospectus dated October 20, 2008 (the “Prospectus”), as supplemented by that certain Prospectus Supplement No. 1 dated October 30, 2008 (“Supplement No. 1”) and by that certain Prospectus Supplement No. 2 dated November 12, 2008 (“Supplement No. 2”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-152166). This prospectus supplement is being filed to update and supplement the information in the Prospectus, Supplement No. 1 and Supplement No. 2, with the information contained in our current reports on Form 8-K, filed with the Securities and Exchange Commission on December 12, 2008, December 22, 2008 and December 23, 2008 (collectively, the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.

The Prospectus, Supplement No. 1, Supplement No. 2 and this prospectus supplement relate to the offer and sale of up to 1,000,000 shares of our common stock by the selling security holders listed on page 23 of the Prospectus, including their transferees, pledgees or donees or their respective successors, which includes shares of our common stock issuable upon the exercise of warrants issued pursuant to a facility agreement dated as of June 4, 2008 between us and the lenders identified therein. We will not receive any proceeds from any resale of the shares of common stock being offered by the Prospectus, Supplement No. 1, Supplement No. 2 and this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus, Supplement No. 1 and Supplement No. 2. This prospectus supplement updates and supplements the information in the Prospectus, Supplement No. 1 and Supplement No. 2. If there is any inconsistency between the information in the Prospectus, Supplement No. 1, Supplement No. 2 and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is traded on The Nasdaq Global Select Market under the trading symbol “EXEL.” On December 22, 2008, the last reported sale price of our common stock was $5.08 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of the Prospectus and beginning on page 24 of our quarterly report on Form 10-Q for the quarterly period ended September 26, 2008 before you decide whether to invest in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, Supplement No. 1, Supplement No. 2 or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 23, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2008

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083

(Address of principal executive offices, and including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 11, 2008, Exelixis, Inc. (“Exelixis” or the “Company”) entered into a worldwide collaboration with Bristol-Myers Squibb Company (“BMS”) on two of Exelixis’ novel cancer programs: one associated with XL184, which is currently in Phase III development for medullary thyroid cancer, and the other associated with XL281, which is currently in Phase I development for the treatment of patients with advanced solid tumor malignancies.

Upon effectiveness of the agreement, BMS is required to pay Exelixis an upfront cash payment of $195 million for the development and commercialization rights to both programs. BMS is also required to make additional license payments of $45 million in 2009.

Exelixis and BMS have agreed to co-develop XL184, which may include a backup program for XL184 to be agreed upon by the parties. The companies will share worldwide (except for Japan) development costs for XL184. Exelixis will be responsible for 35% of such costs and BMS will be responsible for 65% of such costs, except that Exelixis will be responsible to fund the initial $100 million of such costs and will have the option to defer payments for development costs above certain thresholds. In return, Exelixis will share 50% of the commercial profits and losses (including pre-launch commercialization expenses) in the United States and will have the option to co-promote XL184 in the United States. Exelixis may have the right to defer payment for certain early commercialization and other related costs above certain thresholds. Exelixis will be eligible to receive sales performance milestones of up to $150 million and royalties on sales on XL184 outside the United States. The clinical development of XL184 will be directed by a joint committee. It is anticipated that Exelixis will conduct certain clinical development activities for XL184. Exelixis may opt out of the co-development for XL184, in which case Exelixis would instead be eligible to receive development and regulatory milestones of up to $295 million, royalties on XL184 product sales worldwide and sales performance milestones. Exelixis’ co-development and co-promotion rights may be terminated in the event that Exelixis has “cash reserves” below $80 million and Exelixis is unable to increase such cash reserves to $80 million or more within 90 days, in which case Exelixis would receive development and regulatory milestones, sales milestones and royalties, instead of sharing product profits on XL184. For purposes of the agreement, “cash reserves” includes Exelixis’ total cash, cash equivalents and investments (excluding any restricted cash), plus the amount then available for borrowing by Exelixis under the Facility Agreement dated June 4, 2008 among Exelixis, Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., Deerfield Partners, L.P. and Deerfield International Limited, as the same may be amended from time to time, and any other similar financing arrangements. Exelixis’ co-promotion rights on XL184 in the United States, but not its right to share product profits on XL184, may be terminated in the event Exelixis undergoes a change of control transaction.

BMS will receive an exclusive worldwide license to develop and commercialize XL281. Exelixis will carry out certain clinical trials of XL281 and may conduct a backup program on XL281 to be agreed upon by the parties. BMS will be responsible for funding all future development on XL281, including Exelixis’ activities. Exelixis is eligible for development and regulatory milestones of up to $315 million on XL281, sales performance milestones of up to $150 million and royalties on worldwide sales of XL281.

The transaction is subject to and will become effective upon clearance under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

This Current Report on Form 8-K contains forward-looking statements by Exelixis, including, without limitation, statements related to the anticipated effectiveness of the agreement described in this report and Exelixis’ receipt of an upfront cash payment from Bristol-Myers Squibb; potential license and milestone payments by Bristol-Myers Squibb to Exelixis; the companies’ plan to share development costs and commercial profits and losses for XL184 in the United States; Exelixis’ potential receipt of royalties for XL184 product sales; Exelixis’ right to opt out of the co-development and co-promotion of XL184 in the United States and the related impact on potential royalties and milestones; Exelixis’ potential receipt of development, regulatory and sales milestones and royalties on worldwide sales of XL281; and the future funding, development path and commercial and therapeutic potential of XL184 and XL281 and associated compounds. Words such as “will,” “anticipated,” “eligible,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current plans, assumptions, beliefs and expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the potential failure of XL184 and XL281 to demonstrate safety and efficacy in clinical testing; the therapeutic and commercial value of XL184 and XL281; the uncertainty of the FDA approval process; market competition; and Exelixis’ dependence on its relationship with Bristol-Myers Squibb and ability to maintain its co-development rights under the collaboration. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended September 26, 2008 and Exelixis’ other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Exelixis’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EXELIXIS, INC.

Date: December 12, 2008	/s/ James B. Bucher
James B. Bucher
Vice President, Corporate Legal Affairs and Secretary

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2008

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

249 East Grand Ave.

P.O. Box 511

South San Francisco, California 94083-0511

(Address of principal executive offices, and including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 18, 2008, Exelixis, Inc. (the “Company”) and Bristol-Myers Squibb Company entered into an amendment to the collaboration agreement entered into as of December 11, 2008 between the Company and Bristol-Myers Squibb previously described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2008. The collaboration agreement provided that it would become effective upon clearance under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”). Under the terms of the amendment, the collaboration agreement became effective as of December 18, 2008. The amendment also clarified the rights and obligations of the parties with respect to future regulatory filings under the HSR Act or under any similar premerger notification provision in the European Union or any other jurisdiction and future reviews or investigations by antitrust authorities, in each case arising out of the exercise by the parties of their rights under the collaboration agreement.

Item 8.01.	Other Events.

On December 22, 2008, the Company received an upfront payment of $195.0 million in cash from Bristol-Myers Squibb in connection with the effectiveness of the collaboration agreement between the parties, as amended as described in Item 1.01 of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2008	EXELIXIS, INC.

/s/ James B. Bucher
Vice President, Corporate Legal Affairs and Secretary

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 24, 2008

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

249 East Grand Ave.

P.O. Box 511

South San Francisco, California 94083-0511

(Address of principal executive offices, and including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 23, 2008, Exelixis, Inc. (the “Company”) amended and restated the Exelixis, Inc. Change in Control and Severance Benefit Plan (the “Plan”) to bring the Plan into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (including the regulations promulgated thereunder, “Section 409A”). The Plan was originally adopted by the Company’s Board of Directors in December 2005. A description of the Plan, prior to the amendment and restatement, is set forth in the Company’s Proxy Statement with respect to the Company’s 2008 Annual Meeting of Stockholders held on May 1, 2008, a copy of which was filed with the Securities and Exchange Commission on April 10, 2008. In general, the amended and restated provisions do not affect the scope or amount of benefits an eligible employee will be entitled to receive under the Plan.

Section 409A generally applies to “nonqualified deferred compensation arrangements,” including benefit plans which provide for payment of compensation in a taxable year later than the taxable year in which the recipient becomes vested in the compensation. The amended and restated provisions of the Plan reflect, among other things, the necessary changes to (i) comply with Section 409A rules governing the timing and form of payments under such arrangements and (ii) conform the definitions of “Constructive Termination” and “Involuntary Termination Without Cause,” with definitions that are compliant under Section 409A.

The foregoing summary of the amendment and restatement of the Plan is not complete and is qualified in its entirety by reference to the amended and restated Plan, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Form 10-K for the fiscal year ending January 2, 2009.

Item 8.01.	Other Events.

On November 24, 2008, Exelixis, Inc. (the “Company”) announced that Bristol-Myers Squibb Company had exercised its option to develop and commercialize the Company’s investigational new drug candidate XL413. Under the terms of the collaboration agreement between the two companies, which became effective in January 2007, the selection of XL413 by Bristol-Myers Squibb entitles the Company to a milestone payment of $20 million. In addition, the Company has exercised its option under the collaboration agreement to co-develop and co-commercialize XL413 in the United States. Following the transfer of the XL413 development program, which is expected to occur promptly, Bristol-Myers Squibb will lead all global activities. The parties will co-develop and co-commercialize XL413 in the United States and share those profits 50/50. The parties will share U.S. commercialization expenses 50/50 and Exelixis will be responsible for 35% of global (except for Japan) development costs, with the remaining 65% to be paid by Bristol-Myers Squibb. The Company will be entitled to receive double-digit royalties on product sales outside of the United States.

This Form 8-K contains forward-looking statements, including, without limitation, statements related to the future development of XL413, the co-development and co-commercialization of XL413, the Company’s potential receipt of royalties under its collaboration with Bristol-Myers Squibb, related costs and payments under the Company’s collaboration with Bristol-Myers Squibb and the transfer of the XL413 development program. Words such as “expect,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the potential failure of XL413, to demonstrate safety and efficacy in clinical testing; the therapeutic and commercial value of XL413; and risks related to the Company’s relationship with Bristol-Myers Squibb. These and other risk factors are discussed under “Risk Factors” and elsewhere in the Company’s quarterly report on Form 10-Q for the quarter ended September 26, 2008 and the Company’s other filings with the Securities and Exchange Commission. The Company expressly disclaims any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2008	EXELIXIS, INC.

/s/ James B. Bucher
Vice President, Corporate Legal Affairs and Secretary